Exhibit 99.1

Press Release

FIS Announces the Pricing Terms of its Cash Tender Offers for Certain Outstanding Debt Securities

JACKSONVILLE, Fla. — (BUSINESS WIRE) — July 10, 2017 — Fidelity National Information Services, FIS™, (NYSE:FIS) (the “Company” or “FIS”) today announced the pricing terms of its previously-announced cash tender offers (the “Offers”) for up to $2.0 billion aggregate principal amount (the “Maximum Tender Amount”) of the debt securities identified in the table below (collectively, the “Notes”). The terms and conditions of the Offers are described in the Offer to Purchase dated June 26, 2017 (the “Offer to Purchase”).

The Total Consideration (as defined in the Offer to Purchase) for each series of Notes is based on the applicable reference yield plus the applicable fixed spread, in each case as set forth in the table below, and is payable to holders of the Notes who validly tendered and do not validly withdraw their Notes at or prior to 5 p.m., New York City time, on July 10, 2017 (the “Early Tender Deadline”) and whose Notes are accepted for purchase by the Company. The reference yields listed in the table were determined at 11 a.m., New York City time, today, July 10, 2017 by the Dealer Managers for the Tender Offer (identified below) upon the terms and subject to the conditions set forth in the Offer to Purchase. The Total Consideration for each series of Notes includes an early tender premium of $30 per $1,000 principal amount of Notes accepted for purchase by the Company (the “Early Tender Payment”).

In addition to the applicable Total Consideration, payment for Notes purchased will include accrued and unpaid interest, rounded to the nearest cent from the last interest payment date applicable to the relevant series of Notes up to, but not including, the Settlement Date (as defined below).

Title of Notes	CUSIP Number	Tender Cap(1)	Acceptance Priority Level	Reference U.S. Treasury Security	Reference Yield	Fixed Spread	Total Consideration(2)
3.625% Senior Notes due 2020	31620MAP1	$600,000,000	1	1.500% UST due June 15, 2020	1.574%	45 bps	$1,048.44
5.000% Senior Notes due 2025	31620MAR7	$350,000,000	2	2.375% UST due May 15, 2027	2.375%	87 bps	$1,122.40
4.500% Senior Notes due 2022	31620MAQ9	$200,000,000	3	1.750% UST due May 31, 2022	1.925%	68 bps	$1,089.21
3.875% Senior Notes due 2024	31620MAM8	$300,000,000	4	2.375% UST due May 15, 2027	2.375%	53 bps	$1,057.97
3.500% Senior Notes due 2023	31620MAK2	$300,000,000	5	1.750% UST due May 31, 2022	1.925%	75 bps	$1,041.74
2.850% Senior Notes due 2018	31620MAN6	N/A	6	0.875% UST due October 15, 2018	1.322%	30 bps	$1,014.79

(1)	The Tender Cap for each series represents the maximum aggregate principal amount of the applicable series of Notes that will be accepted for purchase. There will be no limit on the aggregate principal amount of the Notes with priority level 6 that may be purchased in the Tender Offers.
(2)	Per $1,000 principal amount of the applicable series of Notes tendered at or prior to the Early Tender Deadline and accepted for purchase. The Total Consideration includes the Early Tender Payment.

The Tender Offers are being made upon, and are subject to, the terms and conditions set forth in the Offer to Purchase. The Tender Offers will expire at 11:59 p.m., New York City time, on July 24, 2017, unless extended (the “Expiration Time”), or earlier terminated by FIS. Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on July 10, 2017, but may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law. The settlement date for Notes that are validly tendered at or prior to the Expiration Time is expected to be July 25, 2017, the first business day after the Expiration Time (the “Settlement Date”).

FIS reserves the right, subject to applicable law, to: (i) terminate the Tender Offers and return the tendered Notes; (ii) waive all unsatisfied conditions and accept for payment and purchase the Notes that have been validly tendered; (iii) extend the Tender Offers and continue to hold Notes that have been validly tendered during the period for which the Tender Offers are extended; (iv) increase or decrease the Maximum Tender Amount or any of the Tender Caps, in each case, without extending or reinstating withdrawal rights; or (v) amend the Tender Offers. The Tender Offers are not conditioned on any minimum amount of Notes being validly tendered.

FIS has retained Barclays Capital Inc., J.P. Morgan Securities LLC and BofA Merrill Lynch as Dealer Managers. D.F. King & Co, Inc. is the Tender and Information Agent. For additional information regarding the terms of the Tender Offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect). Requests for documents and questions regarding the tendering of securities may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (800) 791-3320 (for all others toll-free), by email at fis@dfking.com or to the Dealer Managers at their respective telephone numbers.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About FIS

FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, consulting, and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 57,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available us as of the date hereof. FIS’ actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include, but are not limited to, the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with the terms set forth in the Offer to Purchase or at all and the timing of any of the foregoing, and other risks detailed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FIS undertakes no obligation to publicly update or revise any forward-looking statements.

Source: Fidelity National Information Services

Fidelity National Information Services

Kim Snider, 904.438.6278

Senior Vice President

FIS Global Marketing and Communications

kim.snider@fisglobal.com

or

Peter Gunnlaugsson, 904.438.6603

Senior Vice President

FIS Investor Relations

peter.gunnlaugsson@fisglobal.com